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                                                                  Exhibit (c)(5)

                             STOCK OPTION AGREEMENT

            STOCK OPTION AGREEMENT, dated March 1, 1999 (this "Agreement"), by and among Alcatel, a French corporation ("Parent"), Zeus Acquisition Corp., a California corporation and wholly-owned indirect subsidiary of Parent ("Purchaser"), and Xylan Corporation, a California corporation (the "Company").

                              W I T N E S S E T H:

            WHEREAS, concurrently with the execution and delivery of this Agreement, the parties hereto are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), which provides, upon the terms and subject to the conditions thereto, for (i) the commencement by Purchaser of a cash tender offer (the "Offer") to acquire all of the outstanding Company Common Stock at the applicable Offer Price, and (ii) the subsequent merger of Purchaser with and into the Company (the "Merger"), following the consummation of the Offer; and

            WHEREAS, as a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement, Parent and Purchaser have required that the Company agree, and in order to induce Parent and Purchaser to enter into the Merger Agreement, the Company has agreed, to grant to Purchaser certain options to purchase shares of Company Common Stock, upon the terms and subject to the conditions of this Agreement.

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, the parties hereto agree as follows:

                                    ARTICLE I
                                THE TOP-UP OPTION

            SECTION 1.1 Grant of Top-Up Stock Option. Subject to the terms and conditions set forth herein, the Company hereby grants to Purchaser, an irrevocable option (the "Top-Up Stock Option") to purchase that number of shares of Company Common Stock (the "Top-Up Option Shares") equal to the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Purchaser, Parent and their subsidiaries immediately following consummation of the Offer, shall constitute 90% of the shares of Company Common Stock then outstanding (assuming the issuance of the Top-Up Option Shares) at a purchase price per Top-Up Option Share equal to the Offer Price; provided,
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however, that the Top-Up Stock Option shall not be exercisable if the number of shares of Company Common Stock subject thereto exceeds the number of authorized shares of Company Common Stock available for issuance. The Company agrees to provide Parent and Purchaser with information regarding the number of shares of Company Common Stock available for issuance on an ongoing basis.

            SECTION 1.2. Exercise of Top-Up Stock Option. (a) Subject to the conditions set forth in Section 2.1 and any additional requirements of applicable law, the Top-Up Stock Option may be exercised by Purchaser, in whole, but not in part, at any one time after the occurrence of a Top-Up Exercise Event (as defined below) and prior to the Top-Up Termination Date (as defined below).

            (b) A "Top-Up Exercise Event" shall occur for purposes of this Agreement at such time as such number of shares of Company Common Stock that have been validly tendered and not withdrawn when added to such number of Shares issuable pursuant to this Agreement would constitute at least 90% of the shares of Company Common Stock then outstanding.

            (c) Except as provided in the last sentence of this Section 1.2(c), the "Top-Up Termination Date" shall occur for purposes of this Agreement upon the earliest to occur of: (i) the Effective Time; (ii) the date which is ten
(10) business days after the occurrence of a Top-Up Exercise Event; (iii) the termination of the Merger Agreement; and (iv) the date on which Purchaser waives the Minimum Condition and accepts for payment the Revised Minimum Number of Shares.

Notwithstanding the occurrence of the Top-Up Termination Date, Purchaser shall be entitled to purchase the Top-Up Option Shares if it has exercised the Top-Up Stock Option in accordance with the terms hereof prior to such occurrence, and the occurrence of the Top-Up Termination Date shall not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such date.

            (d) In the event Purchaser wishes to exercise the Top-Up Stock Option, Purchaser shall send to the Company a written notice (a "Top-Up Exercise Notice," the date of which notice is referred to herein as the "Top-Up Notice Date") specifying the denominations of the certificate or certificates evidencing the Top-Up Option Shares which Purchaser wishes to receive, the place for the closing of the purchase and sale pursuant to the Top-Up Stock Option (the "Top-Up Closing") and a date not earlier than one (1) day nor later than ten (10) business days from the Top-Up Notice Date for the Top-Up Closing (the "Top-Up Closing Date"); provided, however, that (i) the Top-Up Closing shall occur concurrently with the consummation of the Offer, (ii) if the Top-Up Closing cannot be consummated by reason of any applicable laws or orders, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated, and (iii) without limiting the foregoing, if prior notification to or approval of any Governmental Entity is required in connection with such purchase, Purchaser and the Company shall promptly file the required notice or application for approval and shall cooperate in the expeditious filing of such notice or


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application, and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (A) any required notification period has expired or been terminated or (B) any required approval has been obtained, and in either event, any requisite waiting period has expired or been terminated.

                                   ARTICLE II
                                     CLOSING

            SECTION 2.1. Conditions to Closing. The obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Stock Option is subject to the following conditions:

            (a) All waiting periods, if any, under the HSR Act, the EC Merger Regulations or other applicable non-United States laws regulating competition, antitrust, investment or exchange controls applicable to the issuance of the Top-Up Option Shares hereunder shall have expired, have been terminated or waived; and

            (b) There shall be no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or Governmental Entity or similar binding legal restraint preventing or prohibiting the exercise of the Top-Up Stock Option or the delivery of the Top-Up Option Shares in respect of any such exercise.

            SECTION 2.2 Closing. (a) At the Top-Up Closing (i) the Company shall deliver to Purchaser or Parent, as applicable, a certificate or certificates evidencing the applicable number of Top-Up Option Shares (in the denominations designated by Purchaser or Parent in the Top-Up Exercise Notice) and (ii) Purchaser or Parent shall purchase each Top-Up Option Share from the Company at the Offer Price. Payment by Purchaser of the Offer Price for the Top-Up Option Shares shall be made by wire transfer of immediately available funds to an account designated by the Company.

            (b) The Company shall pay all expenses that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2.2.

            (c) Certificates evidencing Top-Up Option Shares delivered hereunder may include legends legally required including the legend in substantially the following form:

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.


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It is understood and agreed that the foregoing legend shall be removed by delivery of substitute certificate(s) without such legend upon the sale of the Top-Up Option Shares pursuant to a registered public offering or Rule 144 under the Securities Act, or any other sale as a result of which such legend is no longer required.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company hereby represents and warrants to Parent and Purchaser (except as otherwise disclosed in writing on the date hereof) as follows:

            SECTION 3.1. Organization; Authority Relative to this Agreement. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Purchaser, constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and by general equitable principles.

            SECTION 3.2. Authority to Issue Shares. The Company has taken all necessary corporate action to authorize and reserve and permit it to issue, and at all times from the date hereof through the Top-Up Termination Date shall have reserved, all the Top-Up Option Shares issuable pursuant to this Agreement. All of the Top-Up Option Shares issuable upon exercise of the Top-Up Stock Option, upon their issuance and delivery in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, will be delivered free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Purchaser's or Parent's voting rights, charges, adverse rights and other encumbrances of any nature whatsoever (other than this Agreement) and will not be subject to any preemptive rights.

            SECTION 3.3. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the articles of incorporation or bylaws of the Company, (ii) assuming that all consents and filings described in Section 3.3(b) have been obtained or made,


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conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties may be bound or affected.

            (b) No consent of, or filing with, any Government Entity is required by the Company in connection with the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby, except for (i) compliance with the Securities Act, the Exchange Act, Blue Sky Laws, the HSR Act, the EC Merger Regulations or any non-United States laws regulating competition, antitrust, investment or exchange controls and (ii) consents or filings the failure of which to be obtained or made would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby or the performance by the Company of any of its obligations hereunder.

                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

            Each of Parent and Purchaser hereby represents and warrants to the Company as follows:

            SECTION 4.1 Organization; Authority Relative to this Agreement. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Purchaser and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and by general equitable principles.

            SECTION 4.2. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Purchaser does not, and the performance by each of Parent and Purchaser of its obligations hereunder and the consummation of the transactions


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contemplated hereby will not, (i) conflict with or violate the articles of incorporation or bylaws or equivalent organizational documents of Parent or Purchaser, (ii) assuming that all consents and filings described in Section 4.2(b) have been obtained or made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Purchaser or by which any property or asset of Parent or Purchaser is bound or affected or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser of any of their respective properties are bound or affected.

            (b) No consent of, or filing with, any Governmental Entity is required by Parent or Purchaser in connection with the execution and delivery of this Agreement, the performance by Parent and Purchaser of any of their obligations hereunder or the consummation by Parent and Purchaser of the transactions contemplated hereby, except for (i) compliance with the Securities Act, the Exchange Act, Blue Sky Laws, the HSR Act, EC Merger Regulations, or any non-United States laws regulating competition, antitrust, investment or exchange controls, and (ii) consents or filings the failure of which to be obtained or made would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby or the performance by Parent or Purchaser of any of their obligations hereunder.

            SECTION 4.3. Investment Intent. The purchase of shares of Company Common Stock pursuant to this Agreement is for the account of the Purchaser or Parent, as applicable, for the purpose of investment and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, and the rules and regulations populated thereunder.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

            SECTION 5.1. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, Parent, Purchaser and the Company shall each use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Each party shall promptly consult with the other and provide any necessary information and material with respect to all filings made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby.

            SECTION 5.2. Further Assurances. The Company shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Purchaser and Parent the power to carry out the provisions of this Agreement. If Purchaser or


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Parent shall exercise the Top-Up Stock Option granted hereunder in accordance with the terms of this Agreement, the Company shall, without additional consideration, execute and deliver all such further documents and instruments and take all such further action as Purchaser or Parent may reasonably request to carry out the transactions contemplated by this Agreement.

                                   ARTICLE VI
                                  MISCELLANEOUS

            SECTION 6.1. Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties thereto.

            SECTION 6.2. Waiver. Any party hereto may (a) extend the time for or waive compliance with the performance of any obligation or other act of any other party hereto or (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

            SECTION 6.3. Fees and Expenses. Except as otherwise provided herein or in Section 9.03 of the Merger Agreement, all costs, fees and expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses; provided, that if any legal action is instituted to enforce or interpret the terms of this Agreement, the prevailing party in such action shall be entitled, in addition to any other relief to which the party is entitled, to reimbursement of its actual attorneys fees.

            SECTION 6.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by telecopy or by overnight courier (providing proof of delivery) to the respective parties at their addresses as specified in
Section 10.02 of the Merger Agreement.

            SECTION 6.5. Severability. If any term or other provision of this Agreement shall be held to be invalid, illegal or unenforceable by any rule of law or public policy, such clause or provision shall be construed and enforced as if it had been more narrowly drawn so as not to be invalid or unenforceable, and such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this Agreement.

            SECTION 6.6. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties, except that Parent or Purchaser may assign, in its discretion, any or all of their rights, interests and obligations hereunder to any direct or indirect subsidiary of Parent (or, in the case of Purchaser, to Parent), but no such assignment shall relieve Parent or Purchaser of any of its respective obligations hereunder. Subject to the preceding sentence, this Agreement shall be


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binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

            SECTION 6.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the principles of conflicts of laws thereof.

            SECTION 6.8. Headings. The descriptive headings contained in this Agreement are included for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            SECTION 6.9. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties, it being understood that all parties need not sign the same counterpart.

            SECTION 6.10. Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

            SECTION 6.11. Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto
(i) will waive, in any action for specific performance, the defense of adequacy of a remedy a law, and (ii) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement.


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            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first written above.


                                  ALCATEL


                                  By: /s/ Serge Tchuruk
                                      -------------------------------------
                                      Name:  Serge Tchuruk
                                      Title: Chairman & Chief Executive Officer


                                  XYLAN CORPORATION


                                  By: /s/ Steve Y. Kim
                                      -------------------------------------
                                      Name:  Steve Y. Kim
                                      Title: President & Chief Executive Officer


                                  ZEUS ACQUISITION CORP.


                                  By: /s/ Olivier Houssin
                                      -------------------------------------
                                      Name:  Olivier Houssin
                                      Title: Chairman


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